October 9, 2025

Ms. Mary Holt
By email

Dear Mary:

I am pleased to confirm our offer to you to become Chief Financial Officer of CompoSecure, Inc. (“CompoSecure”) and assume the roles and positions described below.

The effective date of your employment with the Company will be October 27, 2025 (the “Effective Date”), subject to the terms and conditions of this letter agreement (this “letter”). The period starting on the Effective Date until the termination of your employment by you or by the Company for any reason shall be referred to as the “Term”. “Company”, as used in this letter, refers to CompoSecure and its subsidiaries (including CompoSecure, L.L.C., which will be your direct employer) and their successors and assigns.

ROLES, DUTIES & RESPONSIBILITIES

Effective as of the day immediately following the date on which the Company files its Quarterly Report on Form 10-Q for the third quarter of the 2025 fiscal year, you will be named as the Company’s Chief Financial Officer and will have duties, responsibilities and obligations customarily assigned to Chief Financial Officers at comparable businesses, as reasonably determined by the Chief Executive Officer of CompoSecure.

During the Term, your principal place of work will be at 285 Davidson Avenue in Somerset, NJ, or such other location the Company may require from time to time.

You will be entitled to the following compensation and benefits package, as approved by the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of CompoSecure.

COMPENSATION

Base Salary. As of the Effective Date, your annual base salary will be $500,000.

Annual Bonus. You will be eligible, in the discretion of the Compensation Committee, to receive an annual performance-based bonus with a target of 75% of base salary. The annual bonus will be prorated for any partial year of employment.
Sign-On Equity Award. On or as soon as reasonably practicable following the Effective Date, you will receive an equity grant in the form of options to purchase common stock of CompoSecure (“Options”), under the terms of the CompoSecure, Inc. 2021 Incentive Equity Plan (as amended, the “Plan”), with an aggregate grant date value of $500,000. The Options will vest in equal installments on each of the first four anniversaries of the Effective Date.

Annual Equity Awards. You will be eligible, in the discretion of the Compensation Committee, to receive an annual equity award with a target grant date value of $1,250,000. On or as soon as reasonably practicable following the Effective Date, you will receive an equity grant in the form of restricted stock units covering common stock of CompoSecure (the “RSUs”), under the terms of the Plan, with an aggregate grant date value of $1,250,000. The RSUs will vest in equal installments on the third, fifth and seventh anniversaries of the Effective Date.

OTHER EMPLOYEE BENEFITS

You will also be entitled to the following employee benefits:

□Benefits: You will be eligible to participate in substantially the same plans and programs made available by the Company to its executives generally from time to time in accordance with their terms.

□Vacation: You will be eligible to vacation each year and holiday and sick leave at levels commensurate with those provided to similarly situated executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

□Severance: You will be eligible to participate in the CompoSecure, Inc. Executive Severance Plan, subject to your execution of a participation agreement thereunder.

□Expenses: You will be reimbursed for your validly incurred reasonable business expenses upon the proper completion and timely submission of requisite forms and receipts to the Company in accordance with the Company’s business expense reimbursement policy.

□Relocation: You will be entitled to the relocation benefits set forth in Exhibit A, which will be effective for 12 months following the Effective Date.

RESTRICTIVE COVENANTS

You acknowledge and agree that you will be subject to the restrictive covenants attached hereto as Exhibit B.

ADDITIONAL PROVISIONS

At-Will Status. Like all employees of the Company, you have the right to resign from your employment, with or without notice, although it is customary to provide notice at least two weeks prior to your resignation date. The Company reserves the right to modify or terminate your employment with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modify the “at-will” relationship, unless it is done so in writing and signed by both you and our Chief Executive Officer.

Policies and Practices. You agree to comply with all policies, rules, systems and procedures that are in place at the Company, including the policies set forth in our Employee Handbook. The Company reserves the right to change the terms of any of these at any time.

Section 409A. The intent of the parties is that the payments and benefits under this letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this letter will be interpreted to be in compliance therewith. You agree that you will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this letter (including any taxes, interest and penalties under Section 409A), and the Company will not have an obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

Section 280G. If a change in control of the Company occurs and any payment or benefit made under this letter or any other agreements providing you rights to compensation or equity would constitute a “parachute payment” within the meaning of Section 280G of the Code, each payment or benefit will be reduced to the maximum amount that does not trigger the excise tax under Section 4999 of the Code unless you would be better off (on an after-tax basis) receiving all payments and benefits and paying all excise and income taxes.

Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this letter such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

Cooperation. You agree that upon termination of employment for any reason, you will reasonably cooperate in assuring an orderly transition of all matters being handled by you and will assist in any litigation proceedings if reasonably requested by the Company.

Representations. In accepting this letter, you represent as follows: (i) you are not subject to any employment agreement or non-compete obligation that would preclude the Company from employing or engaging you in your position; (ii) you will not disclose to the Company or otherwise use any trade secrets or proprietary information from your prior places of employment; and (iii) you will not refer to or otherwise solicit for employment at the Company any former coworkers or others in contravention of any non-solicitation obligations still in effect.

Counterparts. This letter may be executed in any number of counterparts, each of which will be deemed an original as against any party whose signature appears thereon, and all of which together will constitute one and the same instrument.

Modification. This letter may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this letter, which agreement is executed by both of the parties hereto.

Governing Law/Forum. This letter will be governed by and construed in accordance with the laws of the United States and the State of Delaware applicable to contracts made and to be performed wholly therein, and without regard to the conflicts of laws principles that would result in the application of the laws of another jurisdiction. Any action arising out of, or relating to, any of the provisions of this letter will be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding will be exclusive. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this letter; provided, that the prevailing party in any such action will be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultants’ fees and reasonable travel and lodging expenses, incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings.

Entire Agreement. This letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with the Company or any of its affiliates, and contains the entire agreement between you and the Company regarding your employment with the Company (including, for the avoidance of doubt, any prior versions, drafts or iterations of this letter).

Conditions of Offer.     This offer is contingent upon (i) your successful completion of your background check and drug screening (as described below) and (ii) you providing the Company appropriate documentation of your eligibility to work in the United States in accordance with the Immigration Reform and Control Act.

Background Checks and Drug Screening. Please be advised that the Company will conduct a pre-employment background check and drug screening. Background checks will include a criminal record check, social security trace, sex offender, education record and employment check, motor vehicle report, credit check and reference check. By your signature below, you authorize and consent to the Company and/or its authorized representative or agent conducting drug screenings and background checks at any time during your employment with the Company.

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ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to via Adobe.

COMPOSECURE, L.L.C.

/s/ Jonathan C. Wilk
Jonathan C. Wilk
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

                            /s/ Mary Holt
Mary Holt

Date: October 9, 2025

Signature Page to Offer Letter

EXHIBIT A

RELOCATION BENEFITS

CompoSecure (the “Company”) is delighted to provide you with relocation benefits to assist you with your move to the new location.  These relocation benefits are intended to provide you with a professional and managed relocation experience, while also minimizing the financial impact to you and the Company.  The benefits offered cover various relocation costs, however they may not cover all relocation expenses associated with your move depending on your personal circumstances.

Your move will be managed by NRI Relocation, a relocation management company.  The NRI team specializes in the full-service coordination of corporate employee moves worldwide.  You will partner with a dedicated NRI Relocation Consultant as an extension of the Company’s HR Department.  The NRI Consultant will be your main point of contact for the entire lifecycle of your move and be available to you for any questions, concerns, special needs, or changes.  They are here to support you with assistance and care.

Once this offer is accepted, an NRI Consultant will reach out to you shortly thereafter to discuss your relocation and begin to plan your move.  Please do not directly engage with any relocation suppliers, moving suppliers, or real estate/rental agents prior to talking with your NRI Consultant.  NRI has a network of vetted and trusted relocation suppliers who they will book services with for your move.

The Relocation Benefits of this Exhibit A include:

1.Home Sale	Buyer Value Option Home Sale Program. Must list with an NRI approved Realtor
1.Temporary Housing & Return Trips	Up to 7 months of temporary housing in a fully furnished corporate apartment or hotel. NRI selected location. Round trip airfare from New Jersey to North Carolina – 1 trip each week for up to 7 months.
1.Home Purchase or Rental Assistance
Introduction to a local real estate or rental agent in your destination location to help you secure long-term housing. Must work with an NRI approved Realtor.
The Company will cover normal & customary closing costs for home purchase OR Rental Assistance tour fees capped at $1,000.

1.Household Goods Shipment	Full-service move of your household and personal goods from origin to destination location with a reputable moving company. NRI will book the shipment with a vetted mover from their network. Includes packing, crating, shipment, limited unpack, and insurance.
1.Auto Shipment	Shipment of 2 automobiles if the relocation is over 500 miles
1.Travel & Miscellaneous Allowance	$10,000 (grossed up) to cover Home Finding, Final Move, and Incidental Expenses.

Should you have any questions about these benefits, please ask your HR contacts at the Company for help.

Acknowledgement and Acceptance

With your signature to the letter to which this Exhibit A is attached, you confirm that you (1) understand these relocation benefits offered to you, and (2) accept that should you decide to voluntarily leave the Company within 2 years from the Effective Date, the full value and cost of these Relocation Benefits paid by the Company on your behalf will be owed back to the Company in full by you prior to your final paycheck.
A-1

A-2

EXHIBIT B

RESTRICTIVE COVENANTS

1.Non-Competition. You hereby acknowledge and agree that, at any time from the date hereof until the date that is twenty-four (24) months after the date on which you cease to be an employee or service provider of the Company (the “Restriction Period”), you will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business anywhere in the world. The term “Competitive Business” means (A) the business of designing, developing, manufacturing customizing and/or selling (i) financial transaction cards manufactured of metal or metal hybrid, including ID cards and security cards, and/or (ii) products and services to enable consumers to buy, sell and store cryptocurrencies and other digital assets and providing similar products and services to businesses for distribution to their customers, including, without limitation, banking and financial services, insurance, warranty and eGaming markets, and related activities and (B) any other business, venture or activity that the Company engages in or undertakes, or has plans to engage in or undertake, in each case, during the period you are employed by the Company. With respect to the portion of the Restriction Period that follows your termination of employment or service, the determination of whether a business is a Competitive Business shall be made based on the scope and location of the businesses engaged in or undertaken or planned to be engaged in or undertaken by the Company or any of its affiliates as of the date of such termination of employment or service. You understand and agree that, given the nature of the business of the Company and your position with the Company, the foregoing geographic scope is reasonable and appropriate.

2.Non-Solicitation of Company Personnel. You agree that during the Restriction Period, you will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or affiliate and the first day of such solicitation or hiring or attempt to solicit or hire; provided, that the foregoing does not prohibit general solicitation or recruitment activities not directed at employees of the Company.

3.Non-Solicitation of Customers. You agree that during the Restriction Period, you will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Company or an affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an affiliate during your employment with the Company.

4.Proprietary Information. At all times, you will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an affiliate, except as such disclosure, use or publication may be required in connection with your work for the Company or as described in Section 5 below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

5.Reports to Government Entities. Nothing in this Exhibit B shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the

Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this section, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

6.Inventions Assignment. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed or engaged by the Company (“Work Product”) belong to the Company. You will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during your employment or thereafter) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, you agree to execute any inventions assignment and confidentiality agreement that is required to be signed by the Company employees generally.

7.Non-Disparagement. You agree and covenant that you will not at any time make, publish or communicate in any public forum or otherwise in a manner intended to achieve widespread publication or broadcast outside the Company or to substantial numbers of employees of the Company, any defamatory or disparaging remarks, comments or statements concerning the Company or any of its affiliates or their businesses, or any of their employees, officers, and existing and prospective customers, suppliers, or investors.

8.Return of Company Property. Upon your termination of employment or service, you will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an affiliate that is in your possession or under your control or to which you may have access. You will not reproduce or appropriate for your own use, or for the use of others, any property, proprietary information, or Work Product.

9.Severability. The covenants in this Exhibit B are severable and separate, and the unenforceability of any specific covenant will not affect the provisions of any other covenant. If any provision of this Exhibit B relating to the time period, scope or geographic area of the restrictive covenants will be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Exhibit B will automatically be considered to have been amended and revised to reflect such determination.

10.Independent Covenants. All of the covenants in this Exhibit B will be construed as an agreement independent of any other provisions of this Exhibit B or of the letter to which it is attached, and the existence of any claim or cause of action that you may have against the Company or any of its affiliates, whether predicated on this Exhibit B or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.

11.Reasonableness. By executing this letter to which this Exhibit B is attached, you acknowledge that you have carefully read and considered the provisions of this Exhibit B and, having done so, agree that these restrictive covenants impose a fair and reasonable restraint on you and are reasonably required to protect the Proprietary Information, business and/or goodwill of the Company, its affiliates and their respective officers, directors, employees, and equityholders.

12.Legal and Equitable Remedies. Because your services are personal and unique and you have had and will continue to have access to and have become and will continue to become acquainted with the Proprietary Information of the Company and its affiliates, and because any breach by you of any of the restrictive covenants contained in this Exhibit B would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Exhibit B and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in this Exhibit B. You agree that in any action in which the Company seeks injunction, specific performance or other equitable relief, you will not assert or contend that any of the provisions of this Exhibit B are unreasonable or otherwise unenforceable.